NovAtel Inc. Comments on Proposed Combination of Topcon Corp. with Sokkia Co.

(Calgary, Alberta, Canada, March 20, 2007) - NovAtel Inc. (NASDAQ: NGPS), a precise positioning technology company, issued a statement today regarding the announcement on Friday, March 16, 2007 that Topcon Corp. (“Topcon”) (7732.TO) had entered into a basic agreement of combination with Sokkia Co. (“Sokkia”) (7720.TO). NovAtel owns 49% of the common shares in Point, Inc. (“Point”), a geomatics joint venture with Sokkia, one of the world’s largest suppliers of surveying and mapping equipment. Sokkia owns 51% of Point.

NovAtel sells GPS receivers and antennas to Point, which incorporates these products into surveying systems that are in turn largely sold through the Sokkia distribution channels. In addition, NovAtel provides facilities, computer support and development and logistical support for Point’s Calgary operations.

According to Jon Ladd, President and CEO for NovAtel, “NovAtel and Sokkia have existing contracts in place under which NovAtel develops and supplies GPS technology and products to our joint venture Point and ultimately to Sokkia. We do not expect the proposed combination of Topcon with Sokkia to affect our business relationship with Sokkia, for the foreseeable future. We continue to work with Sokkia management to develop new GNSS technology that will be incorporated into the Point/Sokkia product family.” The agreement under which Point was established is effective until July 2009.

Mr. Hitoshi Ito, President of Sokkia Co., Ltd., stated, “We value our relationship with NovAtel and do not expect there will be a material change to our relationship.”

In 2006, the Point/Sokkia relationship accounted for CDN $11.1 million of NovAtel’s CDN $77.6 million in total revenue.

About NovAtel

NovAtel Inc. (NASDAQ:NGPS) is a leading provider of precision Global Navigation Satellite System (GNSS) components and subsystems that afford its customers rapid integration of precise positioning technology. The Company’s mission is to provide exceptional return on investment and outstanding service to our customers. An ISO 9001 certified company, NovAtel is focused on developing quality OEM products including receivers, antennas, enclosures and software that are integrated into high precision positioning applications worldwide. These applications include surveying, Geographical Information System (GIS) mapping, precision agriculture machine guidance, port automation, mining, marine and defence industries. NovAtel’s reference receivers are also at the core of national aviation ground networks in the USA, Japan, Europe, China and India. The Company is committed to providing its customers with advanced positioning technology through significant R&D investment focusing on the modernized Global Positioning System (GPS), the revitalized Russian GLONASS and the emerging European Galileo satellite systems, as well as the integration of additional complementary technologies such as Inertial Measurement Units (IMUs). For more information, visit www.novatel.com.

Certain statements in this news release, including those about the Company’s future plans and intentions, its future relationship with Sokkia Co. Ltd. (“Sokkia”) and Point, Inc. (“Point”), future performance, long-term growth prospects, levels of activity or other future events, are forward-looking statements. These forward-looking statements are not based on historical facts but rather on management’s current expectations regarding NovAtel’s future growth, results of operations, performance, future capital and other expenditures, competitive advantages, business prospects and opportunities. Wherever possible, words such as ‘‘anticipate’’, ‘‘believe’’, ‘‘expect’’, ‘‘may’’, ‘‘could’’, ‘‘will’’, ‘‘potential’’, ‘‘intend’’, ‘‘estimate’’, ‘‘should’’, ‘‘plan’’, ‘‘predict’’, “forecast” or the negative or other variations of these words, or similar words or phrases, have been used to identify these forward-looking statements. Forward-looking statements involve significant known and unknown risks, uncertainties and assumptions. Many factors could cause actual results, performance or achievements to differ materially from the results discussed or implied in the forward-looking statements, including operating results of the Company’s joint venture Point, Inc. (“Point”), impact and timing of large orders, U.S. dollar to Canadian dollar exchange rate fluctuations, establishing and maintaining effective distribution channels, certification and market acceptance of NovAtel’s new products, credit risks of customers and the Company’s joint venture Point, pricing pressures in the market and other competitive factors, maintaining technological leadership, timing of revenue recognition in connection with certain contracts, the ability to maintain supply of products from subcontract manufacturers, the procurement of components to build products, product defects, the impact of industry consolidations, vulnerability to general economic, market and business conditions, competition, environmental and other actions by governmental authorities, reliance on key personnel and other factors described in the Company’s Form 20-F for the year ended December 31, 2005 and other SEC filings, many of which are beyond the control of NovAtel. These factors should be considered carefully and undue reliance should not be placed on the forward-looking statements. These forward-looking statements are made as of the date of this news release, and NovAtel assumes no obligation to update or revise them to reflect new events or circumstances.